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                          COMMONWEALTH OF PENNSYLVANIA
                DEPARTMENT OF COMMUNITY AND ECONOMIC DEVELOPMENT
                              HARRISBURG, PA 17120


OFFICE OF SECRETARY

                                  May 20, 2002



Mr. Anthony J. Santilli
Chief Executive Officer
American Business Financial Services, Inc.
111 Presidential Boulevard
Bala Cynwyd, Pennsylvania  19004

"2" REVISION"

Dear Mr. Santilli:

         The purpose of this letter is to provide you with an outline of the assistance the Commonwealth of Pennsylvania is prepared to offer American Business Financial Services, Inc., should you choose to proceed with your expansion project.

         My understanding is that your firm wishes to relocate and expand your National Headquarters in Center City, Philadelphia. Moreover, I understand that the proposed project would result in the creation of at least 150 new jobs within 3 years, and will serve to retain your 750 existing employees. Additionally, I understand that American Business Financial Services, Inc., will wake a $6.8 million investment in this expansion project. Based upon this information, I am pleased to propose the following forms of assistance by the Commonwealth through its economic development programs.

Opportunity Grant Program

The Opportunity Grant program has the flexibility necessary to allow Pennsylvania to customize its assistance to the specific needs of your project. Because of the significant economic impact of your project, I am proposing a $1 million Opportunity Grant be made available to American Business Financial Services. Inc., for costs associated with your expansion project.

Job Creation Tax Credits (JCTC)

The Commonwealth can provide tax credits to businesses that create new, full-time jobs, which pay at least 150% of the federal minimum wage. I am proposing that your firm, by creating 150 new jobs, would receive a tax credit of $450,000 over three years. These credits can be applied to your company's Pennsylvania Corporate Net Income Tax and/or its Capital Stock and Franchise Tax. In order to receive the full tax credit, all jobs must be created within three years of an agreed upon start date.


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Customized Job Training (CST)

CJT can provide grants to reimburse your company for up to 75% of eligible costs incurred in providing job training for new or existing employees. Eligible costs include, but are not limited to, trainers' salaries and expenses, consumable materials and curriculum development. Based on the information provided, we are prepared to offer American Business Financial Services Inc., up to $150,000 for eligible training costs.

         Governor Schweiker has made economic development and improving Pennsylvania's business climate for job creators such as his highest priority. In the past seven years, Pennsylvania employers and families have saved more than $17 billion through tax cuts, workers' compensation reforms, and electric competition and reduced red tape. These savings have helped to create almost 500,000 new jobs for Pennsylvania.

         In addition to the comprehensive financing package outlined above, the Governor's Action Team is prepared to assist American Business Financial Services, Inc. by coordinating the involvement of all other state agencies in your project. This would include assistance in securing any necessary environmental permits through the Department of Environmental Protection.

         Please be aware that the assistance proposed herein is based upon information that has been provided to us by your company regarding job creation projections, cost estimates and project timing. All of the assistance outlined above is contingent upon American Business Financial Services Inc., submitting complete applications, meeting all program guidelines and the availability of funds. If you have any questions regarding the application process for any of our financial assistance programs, please contact the Governor's Action Team. This proposal is in effect for a period of 60 days front this date, unless extended in writing by the Department.


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         I trust that this comprehensive offer of assistance from the
Commmonwealth will demonstrate our strong commitment to American Business Financial Services Inc. I look forward to working with you to make this important project become a reality.

                                   Sincerely,

                                   /s/ Samuel A. McCullough
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                                   Samuel A. McCullough
                                   Secretary


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                          COMMONWEALTH OF PENNSYLVANIA,
                               ACCEPTANCE OF OFFER


By accepting the attached offer of financial assistance, American Financial Services Inc., verifies that the project information concerning jobs and private investment is accurate and that any changes could result in the Commonwealth revising or withdrawing this offer.

Upon acceptance of this offer, you will be sent information regarding the Department's Single Application for Financial Assistance.

By accepting this offer, American Business Financial Services Inc., agrees to make no public announcements of the project without the approval of the DCED Press Office.

American Business Financial Services Inc. agrees to commence the project by August 2002.

If you have any questions regarding this offer or the application process, please contact Toni Crawford-Major at 215-560-5822.


Anthony J. Santilli, Jr.
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Name

Chairman and CEO
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Title

America Business Financial Services, Inc.
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Company Name

October 31, 2002
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Date

87-0418807
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Company Federal ID Number (FEIN)

Please return this completed page along with a copy of this letter to:

Governor's Action Team
100 Pine Street, Suite 100
Harrisburg, PA  17101
Attn:  Donna D'Achille

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Mr. Anthony J. Santilli                   Date